Exhibit 4.1

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Agreement”) is dated as of March 30, 2018, and is between CINEDIGM CORP., a Delaware corporation (the “Grantor”) and East West Bank (the “Bank”).

WITNESSETH:

WHEREAS pursuant to the terms of that certain Loan, Guaranty and Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among the Grantor, as borrower, the other parties from time to time party thereto (collectively, the “Loan Parties”) and the Bank, the Bank has agreed to extend credit and make certain financial accommodations to the Loan Parties;

WHEREAS the Loan Parties contemplate and intend that the Bank shall have all rights of a secured party in and to the Trademark Collateral and any proceeds thereof, including, without limitation, if an Event of Default (as defined in the Loan Agreement) shall occur and be continuing, the right to exercise its remedies under the Loan Agreement in connection with all of the Grantor’s right, title and interest in the Trademark Collateral; and

WHEREAS pursuant to the Loan Agreement, the Grantor is required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Grantor agrees as follows:

Section 1.	Defined Terms

Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Loan Agreement.

Section 2.	Grant of Security Interest in Trademarks

The Grantor hereby grants to the Bank a security interest in all of its right, title and interest in, to and under the Trademarks, including the Trademarks listed in Schedule A, in each case whether now owned or hereafter acquired (collectively, the “Trademark Collateral”).

Section 3.	Security for Obligations

This Agreement secures, and the Trademark Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise of all Secured Obligations.

Section 4.	Security Agreement

The security interests granted pursuant to this Agreement are granted in conjunction with the security interests granted to the Bank pursuant to the Loan Agreement, and the Grantor hereby acknowledges and affirms that the rights and remedies of the Bank with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Loan Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any irreconcilable conflict between the terms of this Agreement and the terms of the Loan Agreement, the terms of the Loan Agreement shall control.

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Section 5.	Recordation

The Grantor hereby authorizes and requests that the Commissioner for Trademarks and any other applicable United States government officer record this Agreement.

Section 6.	Miscellaneous

This Agreement shall be governed by, and construed in accordance with the laws of the State of California.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.

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IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTOR:

CINEDIGM CORP.

By:	/s/ Gary S. Loffredo
Name: Gary S. Loffredo
Title: Executive Vice President – Business Affairs, General Counsel and Secretary

(Signature Page to Trademark Security Agreement)

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BANK:

EAST WEST BANK

By:	/s/ Everardo Gomez
Name: Everardo gomez
Title: FVP

(Signature Page to Trademark Security Agreement)

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SCHEDULE a

TRADEMARK SECURITY AGREEMENT

TRADEMARKS:

Mark/Name	App. No./Reg. No.	App. Date	Reg. Date	Owner/Designations	Full Goods/Services	Status/Status Date

C and Design	SN: 85923267	May 3, 2013	Cinedigm Corp. (Delaware Corp.)	(Int'l Class: 38)
					audio, video and multimedia broadcasting via the internet and other communications networks; webcasting services; transmission of messages, data and content via the internet and other communications networks; providing online forums and chat rooms for the transmission of messages, comments and multimedia content among users in the field of general interest via the internet and other communications networks; transmission of electronic media, multimedia content, videos, movies, pictures, images, text, photos, user-generated content, audio content, and information via the internet and other communications networks; streaming of audiovisual and multimedia content via the internet; transmission and delivery of audiovisual and multimedia content via the internet; video-on-demand transmission services	Allowed - Intent to Use 5th Extension of Time Granted June 7, 2016

C and Design	SN: 85923230	May 3, 2013	Cinedigm Corp. (Delaware Corp.)	(Int'l Class: 09)
					pre-recorded cds and dvds featuring drama, comedy, action and adventure movies and music; pre-recorded cinematographic film, video cassettes and video discs featuring entertainment in the nature of motion picture productions; computer software in the field of entertainment for the purpose of managing data content and movie files and to assist in the transmission and display of digital content	Allowed - Intent to Use 5th Extension of Time Granted May 27, 2016

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Mark/Name	App. No./Reg. No.	App. Date	Reg. Date	Owner/Designations	Full Goods/Services	Status/Status Date
C and Design	SN: 85923296	May 3, 2013	Cinedigm Corp. (Delaware Corp.)	(Int'l Class: 42)
					providing managed technical services, namely, monitoring the telecommunications, digital projection, and computer systems of others for technical purposes and providing back-up computer programs and facilities; providing a website featuring non-downloadable software that enables a community of users to post, search, watch, share, critique, rate, and comment on, videos and other multimedia content via the internet and other communications networks; design and development of computer software	Allowed - Intent to Use 5th Extension of Time Granted June 7, 2016

C and Design	SN: 85923280	May 3, 2013		Cinedigm Corp. (Delaware Corp.)	(Int'l Class: 39) storage of electronic media, namely, images, text and audio data	Allowed - Intent to Use 5th Extension of Time Granted June 7, 2016

CINEDIGM and Design	RN: 3934877 SN: 77626690	December 4, 2008	March 22, 2011	Cinedigm Corp. (Delaware Corp.)	(Int'l Class: 39)
storage of electronic media, namely, images, text and audio data
(Int'l Class: 41)
entertainment services, namely, distribution of motion pictures, sporting events, television programming, television short segments featuring news and information about sports, cartoons, concerts, and plays by satellite, telephone lines, cable, fiber optics, and the internet; leasing of digital cinema projection systems
(Int'l Class: 42)
					providing managed technical services, namely, monitoring the telecommunications, digital projection, and computer systems of others for technical purposes and providing back-up computer programs and facilities	Registered March 22, 2011

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Mark/Name	App. No./Reg. No.	App. Date	Reg. Date	Owner/Designations	Full Goods/Services	Status/Status Date

CINEDIGM	RN: 3934870 SN: 77618952	November 20, 2008	March 22, 2011	Cinedigm Corp. (Delaware Corp.)	(Int'l Class: 39)
storage of electronic media, namely, images, text and audio data
(Int'l Class: 41)
entertainment services, namely, distribution of motion pictures, sporting events, television programming, television short segments featuring news and information about sports, cartoons, concerts, and plays, by satellite, telephone lines, cable, fiber optics, and internet; leasing of digital cinema projection systems
(Int'l Class: 42)
					providing managed technical services, namely, monitoring the telecommunications, digital projection, and computer systems of others for technical purposes and providing back-up computer programs and facilities	Registered March 22, 2011

CINELIVE	RN: 3830073 SN: 77617358	November 19, 2008	August 10, 2010	Cinedigm Corp. (Delaware Corp.)	(Int'l Class: 41) entertainment in the nature of presentation of live performances by a musical group, live sporting events, live show performances	Registered August 10, 2010

INDIEDIRECT	RN: 4220565 SN: 85401202	August 18, 2011	October 9, 2012	Cinedigm Corp. (Delaware Corp.)	(Int'l Class: 35) providing management services in the field of film distribution	Registered October 9, 2012

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Mark/Name	App. No./Reg. No.	App. Date	Reg. Date	Owner/Designations	Full Goods/Services	Status/Status Date

TCC	RN: 4118439 SN: 85393086	August 9, 2011	March 27, 2012	Cinedigm Corp. (Delaware Corp.)	(Int'l Class: 09) computer software in the field of entertainment for the purpose of managing data content and movie files and to assist in the transmission and display of movies	Registered March 27, 2012

C and Design	RN: 4867456 SN: 85923259	May 3, 2013	December 8, 2015	Cinedigm Digital Cinema Corp. (Delaware Corp.)

(Int'l Class: 35)
distributorships in the field of pre-recorded video cassettes and audio recordings and dvds; on-line ordering services featuring pre-recorded video cassettes and audio recordings and dvds

Registered December 8, 2015

C and Design	SN: 85923286	May 3, 2013	Cinedigm Digital Cinema Corp. (Delaware Corp.)	(Int'l Class: 41)
					entertainment services in the nature of providing information on current and future movie offerings via a global computer network; motion picture film production; movie studios; production of video discs for others; television show production; distribution of motion pictures, sporting event television programs, television programs, television short segments featuring news and information about sports, cartoons, concerts, and plays, by digital means including satellite, telephone lines, cable, fiber optics, and internet; leasing of digital cinema projection systems; entertainment and educational services, namely, providing temporary use of non-downloadable movies and television shows featuring documentary, comedy, science-fiction, animated, drama, romantic, independent film, foreign films via a video-on-demand service, and providing information, reviews, and recommendations regarding movies and television shows; providing a website featuring non-downloadable television shows, movies and multimedia presentations featuring documentary, comedy, science-fiction, animated, drama, romantic, independent film, foreign films; providing a website featuring entertainment information, reviews, and recommendations regarding television shows, movies, and multimedia content	Allowed - Intent to Use 3rd Extension of Time Granted December 4, 2015

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